EXHIBIT 11

                                     GIANT GROUP, LTD.
                                    EARNINGS PER SHARE
                 for the three-month periods ended March 31, 1996 and 1997
                                        (Unaudited)

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

                                                              1996             1997
                                                          ------------      -----------
                                                                ($ in thousands,
                                                             except per share amounts)

Earnings (loss) applicable to Common Stock:

   Net income (loss) for the quarter                       $     419         $  (1,092)
   Income earned on investment of remaining proceeds
      from exercise of stock options, after Company's
      acquisition of Common Stock (1)                             46               ---
                                                          ------------      -----------
                                                            $    465         $  (1,092)
                                                          ============      ===========

Average weighted number of common shares and common equivalent shares:

   Weighted average number of common shares outstanding    4,678,000         3,490,000
   Additional shares assuming conversion of stock
     options (2)                                             870,000               ---
                                                          ------------      -----------
                                                           5,548,000         3,490,000
                                                          ============      ===========

Primary earnings (loss) per common share and common
   equivalent share                                            $0.08            $(0.31)
                                                          ============      ===========


(1) Assuming funds were invested in U.S. government short-term obligations earning interest at 5%.

(2) Reflects the 20% limit required by APB No. 15 for reacquisition of shares. Excess proceeds from exercise of stock options have been assumed to be invested in short-term government securities (see (1)).

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